Rollins Truck Leasing Corp.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                                   Fiscal Year Ended September 30,
                                    1999             1998           1997           1996           1995
                                  --------         ------         ------         ------          -----

                                                         (Dollars in Thousands)
Fixed charges
Interest                           $55,692        $50,982        $48,476        $46,876        $43,893
Interest portion of Rental
  expense                            3,554          3,340          3,145          3,180          3,146
Amortization of debenture
  commissions and debt
  expense                              742            604            794            605            560
Total fixed charges                 59,988         54,926         52,415         50,661         47,599
Earnings before income taxes        92,731         85,103         70,211         55,927         67,092
Total                             $152,719       $140,029       $122,626       $106,588       $114,691
Ratio of earnings to fixed            2.55           2.55           2.34           2.10           2.41
  charges

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